Exhibit 99.3

CONSENT OF EVERCORE GROUP, L.L.C.

September 5, 2018

The Special Committee of the Board of Directors of

Dell Technologies Inc.

One Dell Way

Round Rock, Texas 78682

Members of the Special Committee:

We hereby consent to the inclusion of our opinion letter, dated July 1, 2018, to the Special Committee of the Board of Directors of Dell Technologies Inc. (the “Company”) as Annex C to, and the references thereto under the captions “QUESTIONS AND ANSWERS REGARDING THE CLASS V TRANSACTION AND THE SPECIAL MEETING—Questions and Answers Regarding the Class V Transaction,” “SUMMARY—Dell Technologies Overview—Class V Transaction Overview—Evaluation of the Class V Transaction and Alternative Business Opportunities,” “SUMMARY—Class V Transaction Summary—The Class V Transaction and the Merger Agreement—Opinion of Evercore Group L.L.C.,” “RISK FACTORS,” “PROPOSAL 1—ADOPTION OF THE MERGER AGREEMENT—Background of the Class V Transaction,” PROPOSAL 1—ADOPTION OF THE MERGER AGREEMENT—Recommendation of the Special Committee,” “PROPOSAL 1—ADOPTION OF THE MERGER AGREEMENT—Opinion of Evercore Group L.L.C.” and “PROPOSAL 1—ADOPTION OF THE MERGER AGREEMENT—Certain Financial Projections” in, the proxy statement/prospectus included in Amendment No. 1 to the Registration Statement on Form S-4 to be filed by the Company with the U.S. Securities and Exchange Commission on or about September 5, 2018 (the “Registration Statement”) and relating to the transaction involving the Company’s Class V Common Stock. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement/prospectus or any other document, except in accordance with our prior written consent. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, EVERCORE GROUP L.L.C.

By:	/s/ Courtney D. McBean
Courtney D. McBean
Managing Director